Exhibit 10.1

CHIPOTLE MEXICAN GRILL, INC.

CHANGE IN CONTROL SEVERANCE PLAN

(Effective June 1,  2019)

In order to encourage the retention of key management employees, the Compensation Committee of the Board of Directors (the “Committee”) of Chipotle Mexican Grill, Inc., a Delaware corporation (the “Company”), has adopted this Change in Control Severance Plan (as it may be amended pursuant to the terms hereof, this “Plan”).

Section 1. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:

“Annual Incentive Plan” shall mean the Company’s annual cash incentive bonus program.

“Annual Base Salary” shall mean, with respect to any Participant, such Participant’s annual rate of base salary in effect immediately prior to such Participant’s Termination Date (or, in the event of the Participant’s resignation for Good Reason, the annual rate of base salary in effect immediately prior to the condition giving rise to such resignation if such annual rate of base salary is higher than the annual rate of base salary in effect immediately prior to such Participant’s Termination Date).

“Beneficiary” shall mean the person or entity designated by Participant, by written instrument delivered to the Company, to receive the benefits payable under this Plan in the event of Participant’s death.  If Participant fails to designate a Beneficiary, or if no Beneficiary survives Participant, such death benefits shall be paid as follows:  (i) to Participant’s surviving spouse; (ii) if there is no surviving spouse, to Participant’s living descendants per stirpes or (iii) if there is neither a surviving spouse nor descendants, to Participant’s duly appointed and qualified executor or personal representative.

“Cause”  shall have the same meaning as such term is defined under the Incentive Plan, unless otherwise provided in a Participant’s effective Employment agreement or other similar written agreement with respect to the termination of  Participant’s Employment with the Company or its Subsidiaries.

“Change in Control” shall have the same meaning as such term is defined under the Incentive Plan.

“CIC Agreement” shall have the meaning set forth in Section 2.

“CIC Severance Multiple” shall mean (i) two (2) with respect to each Participant who is an NEO and (ii) one and one-half (1.5) with respect to each other Participant.

“Claimant” shall have the meaning set forth in Section 4(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Effective Date” shall mean May 20, 2019.

“Employment” shall mean employment with the Company or any Subsidiary of the Company.  A Participant’s Employment shall be deemed to have continued notwithstanding a transfer of employment between the Company and any of its Subsidiaries, or between any two Subsidiaries.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Excise Tax” shall have the meaning set forth in Section 3(d).

“Good Reason”  shall have the same meaning as such term is defined under the Incentive Plan, unless otherwise provided in a Participant’s effective Employment agreement or other similar written agreement with respect to the termination of  Participant’s Employment with the Company or its Subsidiaries.

“Incentive Plan” shall mean the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan or any successor plan.

“NEO” shall mean the individuals identified as “named executive officers” in the Company’s most recent filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, which occurs prior to the Participant’s Termination Date and which required disclosure pursuant to Item 402 of Regulation S-K; provided,  however, for purposes of this Plan, NEO shall not include any individual who was included in such filing under Item 402(a)(3)(iv) of Regulation S-K.

“Participant”  shall have the meaning set forth in Section 2.

“Participation and Restrictive Covenant Agreement” shall mean the written agreement evidencing participation under this Plan and the restrictive covenants being agreed to as a condition to participate in this Plan between the Company and the applicable employee.

“Reduced Amount” shall have the meaning set forth in Section 3(d).

“Section 409A Payment” shall have the meaning set forth in Section 5(d).

“Severance Benefits” shall mean the severance benefits under Section 3(a).

“Severance Period” shall mean (i) twenty-four (24) months with respect to each Participant who is an NEO and (ii) eighteen (18) months with respect to each other Participant.

“Subsidiary” shall mean any “subsidiary” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

“Target Bonus” shall mean, with respect to any Participant, such Participant’s annual target bonus opportunity under the Annual Incentive Plan in effect immediately prior to such Participant’s Termination Date (or, in the event of the Participant’s resignation for Good Reason, the annual target bonus opportunity in effect immediately prior to the condition giving rise to such resignation if such annual target bonus opportunity is higher than the annual target bonus opportunity in effect immediately prior to such Participant’s Termination Date).

“Termination Date” shall mean, with respect to any Participant, the effective date of such Participant’s termination of Employment, as determined in accordance with Section 5(d).

“Total Payments” shall have the meaning set forth in Section 3(d).

Section 2. Participants.  The only  “Participants” in this Plan shall be employees of the Company or its Subsidiaries who (i) are designated as compensation grade Z in the HRIS system of the Company or its Subsidiaries, and (ii) have executed a Participation and Restrictive Covenant Agreement within 30 days after such agreement is delivered to such employee.  For the avoidance of doubt, execution of a Participation and Restrictive Covenant Agreement is a condition of being eligible to participate in this Plan.  If a Participant ceases to be designated as a compensation grade Z employee, such individual shall cease to be a Participant in this Plan;  provided,  however that a Participant who is designated as a compensation grade Z employee at the time of a Change in Control shall remain eligible to be a Participant for the 12 months following the Change in Control.  Furthermore, if (i) a Participant ceases to be designated as a compensation grade Z employee and (ii) on or within six-months following the date on which the Participant ceases to be designated as a compensation grade Z employee, the Company has entered into or enters into an agreement that if consummated would constitute a Change in Control (the “CIC Agreement”), then such individual shall remain a Participant in the Plan and remain eligible for benefits in accordance with the terms hereof until the earlier to occur of (i) the termination of the CIC Agreement and (ii) the 12-month anniversary of the date on which Participant ceased to be classified as a compensation grade Z employee.

Section 3. Compensation, Benefits and Effect of Termination of Employment.

(a) Effect of Termination without Cause and Resignation for Good Reason in Connection with a Change in Control.  Subject to Section 3(c) and Section 3(d), upon a Participant’s termination of Employment which constitutes a termination by the Company and its Subsidiaries without Cause (excluding, for the avoidance of doubt, a termination by the Company due to a death or disability) or a  resignation by the Participant for Good Reason, in each case, that occurs within 18 months following the consummation of a Change in Control, the Company shall provide Participant the payments and benefits set forth below.  For the avoidance of doubt, a Participant shall not be entitled to benefits under this Plan if such Participant’s Employment terminates for any reason at any time other than as specifically set forth in this Section 3(a).

(i) The Company shall pay to Participant a cash payment equal to the CIC Severance Multiple times the sum of (A) the Participant’s Annual Base Salary and (B) the Participant’s Target Bonus, paid in a single lump sum within 60 days following the Termination Date.

(ii) The Company shall pay Participant an amount equal to the pro rata portion of the Participant’s annual bonus under the Annual Incentive Plan, based on actual performance for the year in which the Termination Date occurs and prorated based on the number of days the Participant was employed during the year of termination prior to the Termination Date, paid in a single lump sum by the March 15th immediately following the year in which the Termination Date occurs.

(iii) In lieu of a contribution by the Company to, or a reimbursement to Participant for, any coverage premiums and any other expenses payable by Participant during the Severance Period under all group health plans maintained by the Company in which Participant and Participant’s spouse and other dependents were participating immediately prior to the Termination Date, the Company shall pay to Participant an amount equal to the employer portion of the cost of such coverage premiums and expenses otherwise payable during the Severance Period.  Such amount shall be paid to Participant in a single lump sum within 60 days following the Termination Date.

(iv) If upon the Termination Date Participant holds any awards granted under the Incentive Plan, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and any other stock-based award, all such awards shall be governed by the terms of the Incentive Plan and the applicable award agreements and shall become vested, exercisable, and payable only to the extent provided for under the terms of the Incentive Plan and the applicable award agreements.

(v) During the Severance Period, Participant shall not be entitled to reimbursement for fringe benefits, including without limitation, dues and expenses related to club memberships, automobile expenses, expenses for professional services and other similar perquisites.

(b) Release of Claims.  The obligations of the Company and its Subsidiaries under this Section 3 (except upon such Participant’s death under circumstances specified in Section 3(e))  shall be subject to such Participant’s execution, within 45 days after the Termination Date of a general release and waiver substantially in a form prescribed by the Company, which has become irrevocable following any revocation period permitted by the Company.

(c) Recoupment.  Notwithstanding any provisions in this Plan to the contrary, the Committee may, in its sole and absolute discretion, in the event of Participant’s material breach of a material obligation of Participant to the Company or one of its Subsidiaries pursuant to any award or agreement between Participant and the Company or one of its Subsidiaries, including a material breach of the Participation and Restrictive Covenant Agreement or a determination that a Cause event has occurred, regardless of whether this determination happened prior to or following the Termination Date: (i) terminate the right of such Participant to receive any payment under this Section 3, to the extent it has not been paid; and (ii) seek the recoupment of any payment paid to such Participant under this Section 3, including through the exercise of rights of set-off, forfeiture or cancellation, to the full extent permitted by law, with respect to any other awards, benefits or payments otherwise due to Participant from the Company or any of its Subsidiaries, to the extent the Committee in its sole discretion deems appropriate after considering the relevant facts and circumstances.  Any termination and/or recoupment of a Participant’s benefits under this Plan shall be in addition and without prejudice to any other remedies that the Company might elect to assert.

(d) Code Section 280G.  Notwithstanding anything to the contrary contained in this Plan, in the event that a determination is made that any payment or distribution by the Company or its Subsidiaries to or for the benefit of Participant (i) hereunder or (ii) pursuant to any plan, program or policy of the Company or its Subsidiaries in connection with, on account of, or as a result of, such Change in Control (all such payments and benefits being hereinafter referred to as the “Total Payments”) shall be subject to the excise tax imposed by Section 4999 of the Code or any successor section thereof, or any interest or penalties are incurred by Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively referred to as the “Excise Tax”), Participant shall receive from the Company the Total Payments, unless (i) the after-tax amount that would be retained by Participant (after taking into account all federal, state and local income and other taxes payable by Participant and the amount of any Excise Tax payable by Participant) if Participant were to receive the Total Payments has a lesser aggregate value than (ii) the after-tax amount (after taking into account all federal, state, and local income and other taxes otherwise payable by Participant) that would be retained by Participant if the payments and distributions that comprise the Total Payments and that otherwise would have been made to Participant instead were reduced in the manner specified below, to the extent necessary so that no portion of the Total Payments is subject to Excise Tax (the “Reduced Amount”), in which case Participant shall be entitled only to the Reduced Amount. For this purpose, Participant shall be deemed to be in the highest marginal rate of federal, state and local taxes.  In the event that Participant is paid the Reduced Amount, the reduction of the Total Payments shall be determined, to the extent permitted by Section 409A of the Code, in a manner that has the least economic cost to Participant.  If the economic cost is equivalent, the Total Payments shall be reduced in the inverse order of when the Total Payments would have been made to Participant until the Reduced Amount is achieved.

(e) Death.   If Participant’s Employment terminates under circumstances described in Section 3(a), then upon Participant’s subsequent death, all unpaid amounts payable to Participant under Section 3(a)(i),  (ii) or (iii), if any, shall be paid to Participant’s Beneficiary.

Section 4. Administration of Plan; Claims Procedure.

(a) General.  Except as specifically provided herein, this Plan shall be administered by the Committee.  The Committee may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits under this plan to designated individuals or committees. The Committee shall be the “administrator” and a “named fiduciary” under this Plan for purposes of ERISA.

(b) Interpretations and Variations.  The Committee shall have the duty and authority to interpret and construe, in its sole discretion, the terms of this Plan in regard to all questions of eligibility, the status and rights of Participants, and the manner, time and amount of any payment under this Plan.  The Committee or its representative shall decide any issues arising under this Plan, and the decision of the Committee shall be binding and conclusive on Participants, the Company and its Subsidiaries.  Any variations from this Plan may be made only by the Committee in its sole discretion.

(c) Filing a Claim.  It is not normally necessary to file a claim in order to receive benefits under this Plan; however, if a Participant (the “Claimant”) feels he or she has been improperly denied benefits under this Plan, any claim for payment of such benefits shall be signed, dated and submitted to the Company in accordance with Section 8(a).   All claims relating to this Plan must be filed within 90 days following Participant's Termination Date, unless the Committee otherwise specifies in writing.    The Committee shall then evaluate the claim and notify the Claimant of the approval or disapproval in accordance with the provisions of this Plan not later than 90 days after the Company’s receipt of such claim unless special circumstances require an extension of time for processing the claims.  If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the claim was filed).  If the Claimant does not provide all the necessary information for the Committee to process the claim, the Committee may request additional information and set deadlines for the Claimant to provide that information.

(d) Notice of Initial Determination.  The Claimant shall be given a written notice in which the Claimant shall be advised as to whether the claim is granted or denied, in whole or in part.  If a claim is denied, in whole or in part, the Claimant shall be given written notice which shall contain (i) the specific reasons for the denial, (ii) specific references to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary and (iv) an explanation of this Plan’s appeal procedures, which shall also include a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.

(e) Right to Appeal.  If a claim for payment of benefits under this Plan made in accordance with the procedures specified in this Plan is denied, in whole or in part, the Claimant shall have the right to request that the Committee review the denial, provided that the Claimant files a written request for review with the Committee within 60 days after the date on which the Claimant received written notification of the denial.  The Claimant may review or receive copies, upon request and free of charge, any documents, records or other information “relevant” (within the meaning of Department of Labor Regulation 2560.503-1(m)(8)) to the Claimant’s claim.  The Claimant may also submit written comments, documents, records and other information relating to his or her claim.

(f) Review of Appeal.  In deciding a Claimant’s appeal, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim.  If the Claimant does not provide all the necessary information for the Committee to decide the appeal, the Committee may request additional information and set deadlines for the Claimant to provide that information.  Within 60 days after a request for review is received, the review shall be made and the Claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given a written notification within such initial 60-day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within 120 days after the date on which the request for review was filed).

(g) Notice of Appeal Determination.  The decision on review shall be forwarded to the Claimant in writing and, in the case of a denial, shall include (i) specific reasons for the decision, (ii) specific references to the pertinent Plan provisions upon which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a wholly or partially denied claim for benefits.  The Committee’s decision on review shall be final and binding on all persons for all purposes.  If a Claimant shall fail to file a request for review in accordance with the procedures herein outlined, such Claimant shall have no right to review and shall have no right to bring an action in any court, and the denial of the claim shall become final and binding on all persons for all purposes.  Any notice and decisions by the Committee under this Section 4 may be furnished electronically in accordance with Department of Labor Regulation 2520.104b-1(c)(i), (iii) and (iv).

Section 5. Section 409A Compliance; Changes in Law.

(a) It is the intention of the Company that the provisions of this Plan comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with Section 409A of the Code.  The Company shall administer and operate this Plan in compliance with Section 409A of the Code and any rules, regulations or other guidance promulgated thereunder as in effect from time to time.  In the event that the Company determines that any provision of this Plan does not comply with Section 409A of the Code or any such rules, regulations or guidance and that as a result any Participant may become subject to a tax under Section 409A of the Code, notwithstanding Section 8(m),  the Company shall have the discretion to amend or modify such provision to avoid the application of such tax, and in no event shall any Participant’s consent be required for such amendment or modification.  Notwithstanding any provision of this Plan to the contrary, each Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with amounts payable pursuant to this Plan (including any taxes arising under Section 409A of the Code), and the Company not shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes.

(b) In the event that the Company determines that any provision of this Plan violates, or would result in any material liability (other than liabilities for the Severance Benefits) to the Company under, any law, regulation, rule or similar authority of any governmental agency the Company shall be entitled, notwithstanding Section 8(m), to amend or modify such provision as the Company determines in its discretion to be necessary or desirable to avoid such violation or liability, and in no event shall any Participant’s consent be required for such amendment or modification.

(c) The payments under this Plan are designated as separate payments for purposes of the short-term deferral rule under Treasury Regulation Section 1.409A‑1(b)(4),  the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A‑1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A‑1(b)(9)(v)(B).  As a result, (i) payments that are made on or before the 15th day of the third month of the calendar year following the year that includes Participant’s Termination Date,  (ii) any additional payments that are made on or before the last day of the second calendar year following the year of Participant’s Termination Date and do not exceed the lesser of two times Participant’s annual rate of pay in the year prior to the Termination Date or two times the limit under Code Section 401(a)(17) then in effect, and (iii) continued medical expense reimbursements during the applicable COBRA period, are exempt from the requirements of Section 409A of the Code.

(d) To the extent any amounts under this Plan are payable by reference to a Participant’s termination of Employment, such term and similar terms shall be deemed to refer to such Participant’s “separation from service,” within the meaning of Section 409A of the Code.  Notwithstanding any other provision in this Plan, to the extent any payments hereunder constitute “nonqualified deferred compensation,” within the meaning of Section 409A of the Code (a “Section 409A Payment”), and Participant is a specified employee, within the meaning of Treasury Regulation Section 1.409A‑1(i), as determined by the Company in accordance with any method permitted under Section 409A of the Code, as of the date of Participant’s separation from service, each such Section 409A Payment that is payable upon such Participant’s separation from service and would have been paid prior to the six-month anniversary of such Participant’s separation from service, shall be delayed until the earlier to occur of (i) the six-month anniversary of Participant’s separation from service and (ii) the date of Participant’s death.  Further, to the extent that any amount is a Section 409A Payment and such payment is conditioned upon Participant’s execution of a release or Participation and Restrictive Covenant Agreement and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, then such Section 409A Payment shall be paid or provided in the later of the two taxable years.

(e) To the extent that the Severance Benefits payable hereunder are deemed to be a substitute for a Section 409A Payment provided under another agreement with Participant, then the Severance Benefits payable hereunder shall be paid at the same time and in the same form as such substituted Section 409A Payment to the extent required to comply with Section 409A of the Code; provided, however, in the event of a Change in Control that constitutes a “change in control event” within the meaning of Section 409A of the Code, then the payment terms under this Plan shall govern to the extent permissible under Section 409A of the Code.

(f) Any reimbursements payable to a Participant pursuant to this Plan or otherwise shall be paid to such Participant in no event later than the last day of the calendar year following the calendar year in which such Participant incurred the reimbursable expense.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year.  The right to any reimbursement or in-kind benefit pursuant to this Plan shall not be subject to liquidation or exchange for any other benefit.

Section 6. Covenants.  Each Participant’s participation in this Plan is conditioned upon Participant’s execution of a Participation and Restrictive Covenant Agreement within 30 days after such agreement is delivered to such Participant (or such later date as permitted by the Committee).   If a Participant breaches any of the covenants in the Participation and Restrictive Covenant Agreement, including any non-competition, non-solicitation, non-disparagement or confidentiality covenants contained therein, (i) Participant’s entitlement to Severance Benefits shall be null and void, (ii) all rights to receive or continue to receive  Severance Benefits shall thereupon cease and (iii) Participant shall immediately repay to the Company all amounts theretofore paid to, and the value of all benefits theretofore received by, Participant.  The foregoing shall not limit any other rights or remedies the Company may have existing in its favor, including injunctive relief.

Section 7. Offset; No Mitigation.

(a) To the extent permitted by Section 409A of the Code, the amount of a Participant’s payments under this Plan shall be reduced to the extent necessary to defray amounts owed by Participant due to unused expense account balances, overpayment of salary, awards or bonuses, advances or loans.

(b) In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Participant under any of the provisions of this Plan and, such amounts shall not be reduced whether or not Participant obtains other employment, except as expressly provided in Section 3(c).
Section 8. Miscellaneous.

(a) Notices.  Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:Chipotle Mexican Grill, Inc.
610 Newport Center Drive

Newport Beach, CA 92660
Attention:  Corporate Secretary

If to a Participant:At the most recent address
on file with the Company

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

(b) Arbitration; Statute of Limitations.  No Claimant may bring any legal action to recover benefits under this Plan until he or she has exhausted the internal administrative claims and appeals process described above.  No legal action may be commenced at all, unless commenced no later than one year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued.  This one-year statute of limitations on suits for all benefits available under this Plan shall apply in any forum where such legal action is initiated.  Upon Claimant’s exhaustion of the provisions set forth above, any Claimant with a continuing dispute arising out of or relating to this Plan or the adoption, breach, termination or validity thereof, will be settled by binding arbitration by a single arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association.  The arbitration proceedings will be located in Newport Beach, California.  The arbitrator is not empowered to award damages in excess of compensatory damages and no party shall be entitled to any damages in excess of compensatory damages.  Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties consent to the jurisdiction of any court of competent jurisdiction located in the State of California.  BY PARTICIPATING IN THIS PLAN, PARTICIPANT WAIVES ANY RIGHT THAT PARTICIPANT MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY CLAIM ALLEGED BY PARTICIPANT.

(c) Governing Law.  THIS PLAN SHALL BE DEEMED TO BE MADE IN CALIFORNIA, AND, TO THE EXTENT NOT PREEMPTED BY ERISA OR OTHER FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS PLAN IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF CALIFORNIA WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.  By participating in this Plan, each Participant, the Company and its Subsidiaries hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts located in Santa Ana, California, and agree that any claim which, subject to Section 4 above, may be brought in a court of law or equity may be brought in any such Santa Ana, California court.  To the extent benefits provided under Section 3(a)(iv) are subject to interpretation under Delaware law due to the administration of the Incentive Plan, then, if necessary and solely to the extent necessary to administer the Incentive Plan, such governing law provision shall be deemed to supersede this Section 8(c).

(d) No Waiver.  No failure by the Company, any of its Subsidiaries or a Participant at any time to give notice of any breach by the Company, any of its Subsidiaries or a Participant, or to require compliance with, any condition or provision of this Plan shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(e) Severability.  If a court of competent jurisdiction determines that any provision of this Plan is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Plan, and all other provisions shall remain in full force and effect.

(f) Withholding of Taxes and Other Employee Deductions.  The Company may withhold from any benefits and payments made pursuant to this Plan all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.

(g) Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

(h) Interpretations.  For purposes of this Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

(i) Successors.  This Plan shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise and the Company shall require any such acquirer successor to assume this Plan and the obligations and liabilities contemplated thereunder, including, but not limited to the amendment and termination obligations contemplated under Section 8(m).  Participants’ rights, benefits and obligations under this Plan are personal and shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.

(j) Non-Duplication.    The Severance Benefits provided under this Plan are not intended to result in any duplicative benefits to Participant and this Plan shall be administered accordingly.  Accordingly, the Committee, in good faith, shall exercise its discretion and to the extent permitted under applicable law, equitably offset against Participant’s severance benefits under this Plan against any other severance, termination, or similar benefits payable to Participant by the Company or any of its Subsidiaries, or amounts paid to comply with, or satisfy liability under, the Worker Adjustment and Retraining Notification Act or any other foreign, federal, state, or local law requiring payments in connection with any termination of Employment, plant shutdown, or workforce reduction, including, but not limited to, amounts paid in connection with paid leaves of absence, back pay, benefits, and other payments intended to satisfy such liability or alleged liability.

(k) Deemed Resignations.  Any termination of a Participant’s Employment shall constitute an automatic resignation of such Participant as an officer of the Company and each Subsidiary of the Company, an automatic resignation from the board of directors, if applicable, of the Company and each Subsidiary of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any Subsidiary holds an equity interest and with respect to which board or similar governing body such Participant serves as the Company’s or such Subsidiary’s designee or other representative.

(l) No Guarantee of Employment.  This Plan shall not be construed as creating any contract of Employment between the Company and its Subsidiaries, on the one hand, and any Participant, on the other hand, nor shall this Plan be construed as restricting in any way the rights of the Company or any of its Subsidiaries to terminate the Employment of any Participant at any time and for any reason subject, however, to any rights of a Participant under this Plan.

(m) Amendment and Termination of this Plan.  Except as specifically provided in Section 5,  the Committee may amend, modify or terminate this Plan at any time; provided,  however, that (i) no such amendment, modification or termination will be effective unless each affected Participant has received written notice thereof at least 12 months prior to such amendment, modification or termination becoming effective and (ii) no such amendment, modification or termination may materially impair the rights of a Participant whose Termination Date previously occurred.  In addition, the Committee may not amend, modify or terminate this Plan (i) after the Company has had or initiated discussions with a third party regarding a potential Change in Control of the Company and those discussions have not been terminated or abandoned or (ii) within 24 months after a Change in Control, in each case, without an impacted Participant’s written consent.  The failure of the Company or a Participant to insist upon strict adherence to any term of this Plan on any occasion shall not be considered as a waiver of the rights of the Company or such Participant or deprive the Company or such Participant of the right thereafter to insist upon strict adherence to that term or any other term of this Plan.  No failure or delay by the Company or any Participant in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.    For the avoidance of doubt, a Participation’s participation in this Plan shall terminate upon the earliest to occur of (i) the date of termination of the Participant’s Employment by the Company or one of its Subsidiaries if no benefits are payable under the Plan, (ii) the date the Company satisfies its obligation, if any, to make payments and provide benefits to the Participant pursuant to the Plan, (iii) the removal of the Participant from participation in this Plan in accordance with Section 2,  and (iv) termination of the Plan in accordance with this Section 8(m) prior to the date the Participant terminates Employment with the Company and its Subsidiaries.

Section 9. Survival.  The provisions of this Plan, including Sections 3,  Section 4,  Section 5,  Section 6,  Section 7 and Section 8 shall survive and remain binding and enforceable, notwithstanding the expiration or termination of this Plan, the termination of a Participant’s Employment for any reason or any settlement of the financial rights and obligations arising from such Participant’s participation hereunder, to the extent necessary to preserve the intended benefits of such provisions.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed on its behalf, to be effective as of the Effective Date.

CHIPOTLE MEXICAN GRILL, INC.